Exhibit 99.1

CONTACT:	Kim Rudd
Executive Assistant
(585) 784-3324

Investors and Media: Melanie Dambre
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO, INC. ANNOUNCES FIRST QUARTER FISCAL 2022 FINANCIAL RESULTS

~ First Quarter Sales Up 38.4% to a Record $341.8 Million ~

~ First Quarter Comparable Store Sales Increase 34.5% ~

~ First Quarter Diluted EPS of $.46 and Adjusted Diluted EPS of $.55 ~

~ Released Inaugural Corporate Responsibility Report, Monro.Forward Responsibly ~

ROCHESTER, N.Y. – July 28, 2021 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its first quarter ended June 26, 2021.

First Quarter Results

Sales for the first quarter of the fiscal year ending March 26, 2022 (“fiscal 2022”) increased 38.4% to $341.8 million, as compared to $247.1 million for the first quarter of the fiscal year ended March 27, 2021 (“fiscal 2021”). The total sales increase for the first quarter of $94.7 million resulted from a comparable store sales increase of 34.5% for the period and an increase in sales from new stores of $14.1 million, including sales from recent acquisitions of $13.6 million. This compares to a decrease in comparable store sales of 25.8% in the prior year period, which was impacted by a substantial decrease in traffic related to the COVID-19 pandemic. Comparable store sales increased approximately 57% for brakes, 54% for alignments, 42% for maintenance services, 40% for front/end shocks, and 25% for tires compared to the prior year period.

Gross margin increased 140 basis points to 36.8% in the first quarter of fiscal 2022 from 35.4% in the prior year period. The increase was due to higher comparable store sales in the first quarter of fiscal 2022, which resulted in lower fixed distribution and occupancy costs as a percentage of sales, as well as a higher sales mix of service categories, compared to the prior year period. Total operating expenses for the first quarter were $98.0 million, or 28.7% of sales, as compared to $76.1 million, or 30.8% of sales in the prior year period. The year-over-year dollar increase included $3.9 million in one-time litigation settlement costs related to an employee wage and hour matter previously disclosed in the Company’s annual report on Form 10-K for the fiscal year ended March 27, 2021. The remaining year-over-year dollar increase resulted from increased store management and advertising expenses needed to support higher consumer demand, as well as expenses from 44 net new stores compared to the prior year period. The decrease in operating expenses as a percentage of sales in the first quarter of fiscal 2022 compared to the previous year period was due to an increase in comparable store sales. Excluding litigation settlement costs, operating expenses for the first quarter of fiscal 2022 were 27.5% of sales.

Operating income for the first quarter of fiscal 2022 was $27.9 million, or 8.2% of sales, as compared to $11.4 million, or 4.6% of sales in the prior year period. Excluding litigation settlement costs, operating income for the first quarter was $31.8 million, or 9.3% of sales. Interest expense was $6.9 million for the first quarter of fiscal 2022, as compared to $7.4 million for the first quarter of fiscal 2021.

Net income for the first quarter of fiscal 2022 was $15.7 million, as compared to $3.0 million in the same period of the prior year. Diluted earnings per share for the first quarter of fiscal 2022 was $.46, compared to $.09 in the first quarter of fiscal 2021. Adjusted diluted earnings per share, a non-GAAP measure, for the first quarter of fiscal 2022 was $.55, which excluded $.09 per share related to one-time litigation settlement costs, $.01 per share of acquisition due diligence and integration costs and $.01 per share benefit from an adjustment to the estimate for prior year store closing costs. This compares to adjusted diluted earnings per share of $.15 in the first quarter of fiscal 2021, which excluded $.06 per share of store closing costs. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

Income tax expense in the first quarter of fiscal 2022 was $5.3 million compared to $1.0 million in the prior year period.

During the first quarter of fiscal 2022, the Company opened 30 company-operated stores while closing 2 stores. Monro ended the quarter with 1,291 company-operated stores and 91 franchised locations.

“Monro’s solid first quarter results are a testament to the strong execution of our Teammates, paired with the continued progress we have made on our Monro.Forward initiatives to enhance our competitive position and capitalize on the strengthening demand environment. We delivered double-digit comparable store sales growth across all our regions driven by strength in our services categories. We are pleased to see this momentum continue into our second quarter to date with comparable store sales up approximately 15% in fiscal July and we are excited about the significant opportunities that lie ahead of us,” said Mike Broderick, President and Chief Executive Officer.

Broderick continued, “Looking ahead, we are confident that our focus on operational excellence and customer-centric approach will be instrumental in unlocking the full potential of our Monro.Forward strategy. Importantly, our commitment to our Teammates will be critical to further solidify our position as a field-led, best-in-class service organization to drive sustainable growth. Lastly, our proven business model and financial flexibility position us well to capitalize on additional market share opportunities through strategic and value-accretive acquisitions and greenfield expansion to deliver long-term shareholder value.”

Strong Financial Position

During the first quarter of fiscal 2022, the Company generated approximately $63 million in operating cash flow. Monro’s strong cash flow allows the Company to support its business operations and Monro.Forward initiatives as well as invest in attractive acquisition opportunities intended to drive long-term sustainable growth, while paying down debt and returning cash to shareholders through its dividend program.

As of June 26, 2021, the Company had cash and cash equivalents of approximately $17 million and availability on its revolving credit facility of approximately $372 million.

Monro.Forward Responsibly

Monro recently released its inaugural Corporate Responsibility Report, Monro.Forward Responsibly, which covers fiscal year 2021. The report highlights actions the Company is taking every day to care for its Teammates and customers, make a positive impact on the communities where it operates, and act as a good steward of the environment. The report is available on the Company’s corporate website at https://corporate.monro.com/corporateresponsibility.

Company Outlook

Monro will provide perspective on its outlook for the fiscal second quarter during its earnings conference call. The Company is not providing fiscal 2022 guidance at this time.

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Wednesday, July 28, 2021 at 8:30 a.m. Eastern Time. The conference call may be accessed by dialing 1-877-425-9470 and using the required passcode 13721510. A replay will be available approximately two hours after the recording through Wednesday, August 11, 2021 and can be accessed by dialing 1-844-512-2921 and using the required pass code of 13721510. The live conference call and replay can also be accessed via audio webcast at the Investors section of the Company’s website, located at corporate.monro.com/investors. An archive will be available at this website through August 11, 2021.

About Monro, Inc.

Monro, Inc. (NASDAQ: MNRO) is one of the nation’s leading automotive service and tire providers, delivering best-in-class auto care to communities across the country, from oil changes, tires and parts installation, to the most complex vehicle repairs. With a growing market share and a focus on sustainable growth, the Company generated $1.1 billion in sales in fiscal 2021 and continues to expand its national presence through strategic acquisitions and the opening of newly constructed stores. Across nearly 1,300 stores and 9,000 service bays nationwide, Monro brings customers the professionalism and high-quality service they expect from a national retailer, with the convenience and trust of a neighborhood garage. Monro’s highly-trained Teammates and certified technicians bring together hands-on experience and state-of-the-art technology to diagnose and address automotive needs every day to get customers back on the road safely. For more information, please visit www.monro.com.

Cautionary Note Regarding Forward-Looking Statements

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “expected,” “estimate,” “guidance,” “outlook,” “potential,” “anticipate,” “assume,” “project,” “believe,” “could,” “may,” “will,” “intend,” “plan” and other similar words or phrases. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the duration and scope of the COVID-19 pandemic and its impact on our customers, executive officers and employees, the effect of economic conditions, seasonality, changes in the U.S. trade environment, including the impact of tariffs on products imported from China, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, the impact of weather trends and natural disasters, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to protection of customer and employee personal data, risks relating to litigation, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 27, 2021. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Non-GAAP Financial Measures

In addition to reporting diluted earnings per share (“EPS”), which is a generally accepted accounting principles (“GAAP”) measure, this press release includes adjusted diluted EPS, which is a non-GAAP financial measure. The Company has included a reconciliation from adjusted diluted EPS to its most directly comparable GAAP measure, diluted EPS. Management views this non-GAAP financial measure as a way to better assess comparability between periods because management believes the non-GAAP financial measure shows the Company’s core business operations while excluding certain non-recurring items and items related to our Monro.Forward or acquisition initiatives.

This non-GAAP financial measure is not intended to represent, and should not be considered more meaningful than, or as an alternative to, its most directly comparable GAAP measure. This non-GAAP financial measure may be different from similarly titled non-GAAP financial measures used by other companies.

Comparable Store Sales

The Company defines comparable store sales, or same store sales, as sales for stores that have been opened or owned at least one full fiscal year. The Company believes this period is generally required for new store sales levels to begin to normalize. Management uses comparable store sales to assess the operating performance of the Company’s stores and believes the metric is useful to investors because the Company’s overall results are dependent upon the results of its stores.

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MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal June
	2021	2020	% Change
Sales	$341,818	$247,059	38.4%
Cost of sales, including distribution and occupancy costs	215,887	159,605	35.3%

Gross profit	125,931	87,454	44.0%
Operating, selling, general and administrative expenses	98,014	76,053	28.9%

Operating income	27,917	11,401	144.9%
Interest expense, net	6,941	7,385	(6.0)%
Other (income) / loss, net	(44)	9	(586.6)%

Income before provision for income taxes	21,020	4,007	424.5%
Provision for income taxes	5,339	1,020	423.2%

Net income	$15,681	$2,987	425.0%

Diluted earnings per share	$.46	$.09	411.1%

Weighted average number of diluted shares outstanding	34,022	33,854
Number of stores open (at end of quarter)	1,291	1,247

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	June 26,	March 27,
	2021	2021
Current Assets
Cash	$16,878	$29,960
Inventories	167,501	162,282
Other current assets	71,687	74,283

Total current assets	256,066	266,525
Property, plant and equipment, net	321,465	327,063
Finance lease and financing obligation assets, net	285,573	275,360
Operating lease assets, net	219,694	203,329
Other non-current assets	808,970	739,537

Total assets	$1,891,768	$1,811,814

Liabilities and Shareholders’ Equity
Current liabilities	$320,260	$290,616
Long-term debt	198,000	190,000
Long-term finance leases and financing obligations	379,711	366,330
Long-term operating lease liabilities	197,571	177,724
Other long-term liabilities	37,635	37,460

Total liabilities	1,133,177	1,062,130
Total shareholders’ equity	758,591	749,684

Total liabilities and shareholders’ equity	$1,891,768	$1,811,814

MONRO, INC.

Reconciliation of Adjusted Diluted Earnings Per Share (EPS)

(Unaudited)

	Quarter Ended Fiscal
	June
	2021	2020
Diluted EPS	$0.46	$0.09
Store closing costs	(0.01)	0.06
Monro.Forward initiative costs	0.00	0.00
Acquisition due diligence and integration costs	0.01	0.00
Management transition costs	0.00	—
Litigation settlement	0.09	—

Adjusted Diluted EPS	$0.55	$0.15

Note: The calculation of the impact of non-GAAP adjustments on diluted earnings per share is performed on each line independently. The table may not add down by +/- $0.01 due to rounding.

Supplemental Reconciliation of Adjusted Net Income

(Unaudited)

(Dollars in Thousands)

	Quarter Ended Fiscal
	June
	2021	2020
Net Income	$15,681	$2,987
Store closing costs	(272)	2,527
Monro.Forward initiative costs	103	182
Acquisition due diligence and integration costs	310	17
Management transition costs	59	—
Litigation settlement	3,920	—
Provision for income taxes	(997)	(641)

Adjusted Net Income	$18,804	$5,072